Exhibit 99.2

FISCAL 2019 FIRST QUARTER CONFERENCE CALL TRANSCRIPT

November 6, 2018 / 08:00 AM EST

On November 6, 2018, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2019 first quarter, ended September 30, 2018. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – President, CEO and Director

Michael J. Alkire Premier, Inc. – COO

Craig S. McKasson Premier, Inc. – CFO and Senior VP

Leigh Anderson Premier, Inc. – President of Performance Services

Michael Moloney Premier, Inc. – Group VP of Integrated Pharmacy

CONFERENCE CALL PARTICIPANTS

Anne Elizabeth Samuel JP Morgan Chase & Co, Research Division – Analyst

Chun-Wai Yong Barclays Bank PLC, Research Division – Research Analyst

Dolph B. Warburton Nephron Research LLC – Research Analyst

James John Stockton Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Kim Yoon Evercore ISI Institutional Equities, Research Division – Associate

Michael Joseph Ott Oppenheimer & Co. Inc., Research Division – Associate

Sean Wilfred Dodge Jeffries LLC, Research Division – Equity Analyst

Sean William Wieland Piper Jaffray Companies, Research Division – MD & Senior Research Analyst

Stephanie July Demko Citigroup Inc, Research Division – VP & Senior Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Premier Inc. Fiscal 2019 First Quarter Conference Call. (Operator Instructions) I would now like to turn the conference over to Mr. Jim Storey, Investor Relations. You may begin.

PREMIER, INC.

Fiscal 2019 First Quarter Conference Call Transcript

James R. Storey - Premier, Inc. - VP of IR

Thank you, Amanda, and welcome, everyone, to Premier Inc.‘s Fiscal 2019 First Quarter Conference Call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance, provide an operations update and discuss our outlook for the remainder of the year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2018 Form 10-K and fiscal 2019 quarterly report on Form 10-Q, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Thanks, Jim, and thanks, everyone, for joining us on the morning of our nation’s midterm elections. If you haven’t already voted, I hope you take time today to exercise your freedom and responsibility to make your voice heard through our nation’s election process.

Now let’s turn to Premier’s quarterly results. I’ll start with an overview of our first quarter performance and a look ahead to the rest of the year. Mike will provide an operational update, and Craig will walk through the quarter’s financials in more detail. And then we’ll open the call to questions.

I’m excited to report that Premier delivered fiscal first quarter results that exceeded management’s revenue and profitability expectations across our businesses and for the company as a whole. Our businesses are performing well, and we continue to expand relationships with our healthcare provider members as they strive to further manage costs, assume risk and improve quality and safety in the evolving healthcare landscape.

Based on our first quarter performance and outlook for the remainder of the year, our financial expectations for fiscal 2019 remain consistent with the guidance that we established last quarter. We have converted that guidance to reflect our adoption of the new revenue recognition standard, and Craig will provide a crosswalk for the adjustments when he discusses guidance in a few minutes. Let me emphasize that the adjustments have been made only to account for the adoption of the new standard. Our outlook for our businesses and our expected financial performance has not changed.

Operationally, we experienced steady growth in our group purchasing business during the quarter, supported by stable patient utilization patterns and continued penetration of existing and new members.

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Fiscal 2019 First Quarter Conference Call Transcript

We continued to make solid progress in cultivating new engagements and in working with our members to develop innovative solutions. Our consulting and technology teams secured significant member engagements in the areas of total cost management and physician enterprise performance. We also continue to gain traction in applied sciences where we are working with major pharmaceutical manufacturers to leverage our clinical analytics to identify and manage effective therapies. Mike will tell you more about these efforts in a few minutes.

We also advanced our efforts to leverage Premier’s unique assets in the development of a high-value provider network for engaging directly with employers to improve clinical outcomes and reduce overall total cost of care. We believe the move by our nation’s largest employers to innovate high-quality patient-centered care networks is accelerating, in conjunction with healthcare’s ongoing evolution to value-based care. We also believe Premier is well positioned to address this emerging trend by leveraging our highly differentiated combination of assets, including broad and deep clinical and financial analytics and a national footprint of member healthcare providers.

During the quarter, we engaged in a 2-day planning session with more than 40 health system leaders and a very large employer to develop a prototype model. Although currently in its early stages, this is an exciting opportunity to be accompanied by new revenue and growth potential in the future.

Looking forward, we continue to build out our long-term end-to-end supply chain and enterprise analytics and performance improvement strategies, and we’re pursuing key capabilities necessary to execute these strategies. We plan to deploy these capabilities with members and partners to develop solutions that enable providers to monitor and manage key operational, financial, clinical and risk metrics across their systems. These solutions would also provide visibility into comparative and best practice performance.

A critical component of this evolution is the ability to integrate clinical decision support analytics directly into the electronic health records workflow. Stanson Health, which we are acquiring, is one of the leaders in this area. This highly strategic acquisition, which includes intelligent clinical decision support technology, will permit evidence-based content, along with our data and analytics to be channeled directly into the physician workflow. Doing this expands the reach of our solutions directly to the point of care, further enabling healthcare providers to reduce unjustified variation in care delivery and cost.

We’re also working to advance Premier’s end-to-end supply chain strategy, combining workflow, analytics, strategic sourcing and related capabilities with innovative front-end electronic procurement and back-end logistics and fulfillment. As an example, we recently announced an expanded partnership with Adventist Health System, a large nonprofit integrated delivery system serving communities on the West Coast and Hawaii. They are leveraging our technology and services to undertake a major strategic supply chain optimization initiative, aligned with their value-based care delivery goals.

From a government perspective, we’re also encouraged by recent developments coming out of Washington. While political uncertainty persists, we believe the healthcare regulatory climate is improving on a number of fronts. First, the administration continues to prioritize reducing pharmaceutical pricing by creating a more competitive marketplace, in large part, by speeding the approval of generics and biosimilars that compete with branded products. This initiative represents a positive development for our role in the pharmaceutical supply chain business as it enables Premier to put more pharmaceuticals on contract at lower prices and helps us better address drug shortages.

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Fiscal 2019 First Quarter Conference Call Transcript

Second, the administration is clearly reenergizing the focus on alternative value-based payment models. CMS recently launched its advanced bundled payment program, and Premier members are leveraging our technology and services as they participate in the program. CMS is also expected to soon release a redesigned accountable care organizational model. These models are increasing financial and clinical risk for healthcare providers, which we believe will accelerate change and drive greater demand for Premier’s services. Participants in Premier’s collaborators continue to outperform all other participants with respect to performance and outcomes in alternative payment model.

Finally, continued changes to 340B, site-neutral payment and ongoing Medicare payment reductions are further pressing healthcare providers to reduce costs. This focuses providers on delivering highly reliable care, driving demand for Premier’s clinical and cost management services and technologies.

So to sum up, Premier had a great first quarter, and we continue to achieve progress financially, operationally and strategically. We continue our work with healthcare providers to address their evolving cost, quality and safety challenges. And we are building and leveraging our relationships and resources to enable future success in a value-based, data insights-driven healthcare environment.

Thanks so much. Now here is Mike Alkire, our Chief Operating Officer.

Michael J. Alkire - Premier, Inc. – COO

Thank you, Susan, and thanks, everyone, for joining our call. As Susan said, we’re very pleased with the quarter. I will review our operational performance, provide an update on some of our key initiatives and share some new business wins, all of which we believe illustrates Premier’s unique market leadership and our ongoing ability to sustain and expand revenue and profitability growth.

As Susan noted, we’re excited about the capabilities Stanson Health is expected to provide us moving forward, as we continue to build out our enterprise analytics and performance improvement strategies. This highly strategic acquisition enables clinical decision support technology that resides inside the healthcare systems’ providers’ workflow. Stanson’s technology is already embedded in major EHR systems, including EPIC, Cerner and Athenahealth, spanning more than 300 healthcare facilities. This technology observes real-time decisions clinicians are making, cross-references those decisions with an evidence-based, provider-designed logic capability and then delivers precise and immediate information to the clinicians as part of their normal workflow. This all occurs within the EHR environment when the patient meets a specific profile, enabling the physician to know immediately if clinically effective alternatives are available.

Among other capabilities, Stanson is also developing a unique solution for automated prior authorization for both medical and pharmacy benefits. Once finalized, this solution is expected to perform near real-time prior authorization tasks, saving providers the time and expense of securing these approvals and enhancing consumer convenience.

As I discussed during last quarter’s call, we also continue to make progress in leveraging our expansive capabilities to further address the chronic drug shortages and the associated price hikes that exist today. Since last quarter, we have been actively engaging with quality generics manufacturers as we continue to explore new and creative opportunities to accelerate production of generic drugs that are in short supply. Our generic drug initiative represents a natural evolution of our pharmacy supply chain model, building on the success of our private-label program that has over 250 generic drug items, including 60 currently on the drug shortage list.

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Fiscal 2019 First Quarter Conference Call Transcript

Under this initiative, we are leveraging the volume commitment of our healthcare providers and our understanding of the FDA and the ANDA processes to accelerate the production capabilities of our existing suppliers to identify new suppliers and help bring them to the market. Through this process, each new product that we can help bring to the market represents improved access to critical therapies for health systems and their patients. This also helps drive incremental future revenue to our group purchasing business as we create competitive friction among manufacturers to keep prices low.

Looking at new business. During the quarter, we continued to expand existing relationships and formed new ones, positioning Premier for continued growth. Among our notable business wins, Premier has expanded its partnership with a large national integrated delivery network, which is implementing our physician enterprise analytics. We’re working with this system to design and implement initiatives to improve operational and financial performance across its thousands of employed and affiliated physicians. Our goal is to optimize overall practice performance and, ultimately, enhance both patient and provider relationships.

Additionally, we’ve been engaged by a major national research health system to design and implement strategies to enhance physician network performance. We plan to use our physician enterprise analytics and consulting services to improve care accessibility, patient progression and care coordination to support this health system’s efforts to create a world-class delivery model.

Elsewhere, we continue to grow our applied sciences business through new and expanded relationships with major pharmaceutical manufacturers. We’ve recently partnered with one of these manufacturers to evaluate treatment patterns for cancer patients at facilities participating in the CMS oncology care model.

We also recently expanded our value-based partnership with another major pharmaceutical manufacturer in which we are evaluating and identifying effective medication management performance measures.

So let me conclude my remarks this morning by saying that we continue to look for new and creative ways to leverage our unique assets while also investing in the continued evolution of our highly differentiated capabilities. Our steps include: organic reinvestment in our existing businesses; codevelopment of new solutions with our member healthcare providers; strategic partnerships and acquisitions. Our objective remains to drive further growth for our business, provide unmatched value to our member healthcare providers and deliver long-term value for our stockholders.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Thanks, Mike. I’ll focus my comments on the adoption of the new revenue recognition standard and its impact on our outlook for the remainder of the year as well as our financial performance for the first quarter. As Susan and Mike noted, we believe we performed very well in the first quarter, exceeding management’s expectations across our businesses under the new revenue recognition standard, and remain on track to achieve the guidance we established in August, which we are adjusting solely due to the adoption of the new revenue recognition standard.

Before we walk through the guidance and results, I want to remind everyone that beginning with the first quarter of fiscal 2019, we have adopted the new revenue recognition standard using the modified retrospective approach. As a result of changes due to the inherent complexity of the revenue recognition

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Fiscal 2019 First Quarter Conference Call Transcript

of our various businesses as well as the diversity of our customer contracts, we believe the comparability of our current year results to the prior year is not particularly meaningful given the impact on certain revenue streams. In addition, year-over-year results under the previous revenue recognition standard do not reflect comparable performance as a result of operational changes undertaken to better align with drivers of revenue recognition under the new standard.

For example, net administrative fees revenue under the new revenue recognition standard is expected to be more normalized from quarter-to-quarter, as revenue will generally be recognized on an accrual basis based upon timing of when GPO contract purchases occur by healthcare providers. In contrast, under the previous standard, recognition occurred in conjunction with cash and vendor reporting at the end of a quarter, resulting in periodic quarterly fluctuations and variability.

In our products business, we now recognize specialty pharmacy revenue associated with our 340B program, which is a large federal prescription drug discount program, on a net basis, whereas it was recorded on a gross basis under the previous revenue recognition standard. To a lesser extent, some direct sourcing revenue will also be reported on a net basis versus gross revenue recognition under the previous standard. These caused a reduction in year-over-year revenue growth while not impacting profitability.

In Performance Services, revenue under the new standard will now generally be recognized more proportionally to when services are performed or when deliverables are provided under the terms of an engagement. Historically, we experienced quarterly variability at times related to certain consulting engagements as a result of not being able to recognize performance-related fees until savings that generated the revenue were achieved and attested to by the customer.

In addition, the new revenue standard changes the manner in which revenue from our licensed safety technology occurs as the new standard results in more upfront recognition at sale of license versus the previous recognition that occurred straight line over the contract period. This resulted in certain revenue for existing licensed safety technology contracts to be pulled into prior periods, resulting in a reduction in revenue and profitability for fiscal 2019.

As a result of these changes in revenue recognition, our adjusted guidance ranges are as follows: Supply Chain Services segment revenue of $1.305 billion to $1.357 billion; Performance Services segment revenue of $350 million to $364 million. Together, these produce consolidated net revenue of $1.655 billion to $1.721 billion. We expect non-GAAP adjusted EBITDA to be in a range of $550 million to $572 million, and non-GAAP adjusted fully distributed earnings per share is estimated at $2.55 to $2.67. All underlying key business assumptions remain the same as provided in August, other than those adjusted for the changes in revenue recognition.

As you can see in Slides 12 and 13 accompanying my remarks, we continue to expect net administrative fees to grow a low- to mid-single digit level. Product revenues, which were estimated to grow 7% to 11% under the previous revenue recognition standard, will now reflect 0% to 4% year-over-year growth. The change is entirely due to the impact of the new standard, which results in an estimated $50 million gross-to-net revenue reduction.

Performance Services revenue is impacted by an estimated $16 million reduction, approximately $11 million of which is due to changes in the recognition of certain revenue associated with our licensed safety technology offering. Approximately $5 million is due to gross-to-net revenue recognition for specific components of revenue associated with resellers or subcontractors.

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Fiscal 2019 First Quarter Conference Call Transcript

Our adjusted EBITDA guidance is impacted by a reduction of approximately $9 million due to the reduction in Performance Services revenue associated with licensed safety technology offerings. The impact on adjusted EBITDA from the reduction in safety technology revenue produces a corresponding impact of approximately $0.05 per share on adjusted fully distributed earnings per share. Primarily, as a result of the gross-to-net revenue recognition changes, we now expect our fiscal 2019 consolidated adjusted EBITDA margin to range from 32% to 35%.

Turning now to first quarter performance. We are comparing fiscal 2019 results under the new revenue recognition standard to fiscal 2018 results under the previous revenue recognition standard as a result of our adoption using the modified retrospective approach. As noted, we do not believe this provides particularly meaningful year-over-year comparable performance. I would like to emphasize that we are pleased with our performance in the first quarter under the new revenue recognition standard and believe we are on track to achieve our adjusted full year expectations.

Specific to performance, from a GAAP standpoint, consolidated first quarter net revenue of $401.5 million increased $10.9 million from $390.6 million a year ago. Supply Chain Services net revenue of $315.8 million increased $10 million from the same period a year ago. Net administrative fees revenue of $162 million increased $11 million from the same period a year ago. Growth is due to further contract penetration of new and existing members in a stable patient utilization environment.

Our products revenue of $151.5 million compared with $152.7 million a year ago. We experienced growth in oncology and respiratory-related revenue and growth in our direct sourcing business. The change in gross-to-net revenue recognition under the new standard lowered first quarter revenues by approximately $12 million in the current year.

Turning to Performance Services, first quarter revenue of $85.7 million increased from $84.8 million the same period a year ago. We experienced growth in our cost management, consulting services and applied sciences as revenue is now recognized proportionally to when services are provided under the new standard. The growth was partially offset by a decrease in license revenue for our safety-related technology solutions as implementation of the new revenue recognition standard resulted in the attribution of some revenue to prior periods. This is reflected in accumulated deficit upon adoption of the new revenue recognition standard.

Year-over-year performance comparisons will continue to be impacted through fiscal 2019 as a result of the adoption of the new revenue standard. Longer term, we anticipate the new standard should eliminate some of the quarter-to-quarter timing-related variability that we historically experienced in Performance Services and should provide more stable trending and visibility moving forward.

Looking at profitability, GAAP net income increased to $82 million for the quarter from $60.6 million a year ago. After a GAAP-required noncash downward adjustment of $708.2 million to reflect the increase in the redemption value of limited partners’ Class B common unit ownership, based largely on our significant stock price appreciation between periods, we reported a GAAP loss of $12.80 per share. Consolidated non-GAAP adjusted EBITDA of $138.6 million for the quarter increased from $119.2 million for the same period a year ago.

From a segment perspective, Supply Chain Services non-GAAP adjusted EBITDA of $135.4 million increased $9.8 million from the same period a year ago, primarily driven by higher net administrative fees revenue and lower selling, general and administrative expenses. In Performance Services. Non-GAAP adjusted EBITDA of $30.6 million increased $9.4 million from the same period a year ago, primarily as a result of higher revenue as well as ongoing diligent cost management and the benefit of expense savings initiatives initiated in the prior year.

PREMIER, INC.

Fiscal 2019 First Quarter Conference Call Transcript

First quarter non-GAAP adjusted fully distributed net income of $86.9 million increased $25.2 million from the same period a year ago, and non-GAAP adjusted fully distributed earnings per share totaled $0.65 compared with $0.44 for the same period a year ago. The increase is attributable to EBITDA growth and the lower tax rate resulting from tax reform.

From a liquidity and balance sheet perspective, cash flow from operations in the quarter was $60.3 million compared with $75 million last year. The decrease in cash flow from operations was primarily driven by the impact of payment of annual incentives on working capital, partially offset by decreased cost of services revenue and lower selling, general and administrative expenses. Non-GAAP free cash flow for the fiscal first quarter totaled $1.8 million compared with $33.4 million in the year ago first quarter. Historically, annual free cash flow is lowest in the first quarter, given that our fiscal year ends in June and payment of certain expenses, including annual incentives, occurs in the first quarter. Additionally, free cash flow was further impacted this quarter by an $18 million tax receivable agreement payment to member owners, the timing of which shifted to July this year from June in prior years as a result of the change in the company’s federal tax filing deadline.

Other factors impacting free cash flow include the drivers of cash flow from operations as well as growth in our internal software development. As part of our strategic evolution, we are making investments to support our enterprise analytics and performance improvement strategy, which include enhancements to our labor management and clinical insights platform technologies. We are also investing in our ERP platform to enable further evolution of our co-management supply chain strategy.

In addition to these strategic investments, we deployed capital in support of new systems tied to the implementation of the new revenue recognition standard. We do expect full year organic-related capital expenditures to be in a range of $90 million to $95 million. For the full fiscal year, we continue to expect that non-GAAP free cash flow will total 50% or more of our non-GAAP adjusted EBITDA.

Our cash and cash equivalents totaled $142.4 million at September 30, 2018, compared with $152.4 million at June 30, 2018, and we ended the quarter with an outstanding balance of $100 million on our 5-year $750 million revolving credit facility. Our current credit facility matures on June 24, 2019, and we are in the final stages of securing a new facility. We look forward to sharing additional details shortly.

Finally, I would like to provide a brief update on our ongoing quarterly exchange process and share repurchase program. As we already disclosed, approximately 9.8 million Class B units were exchanged on a one-for-one basis for shares of Class A common stock on October 31. We believe the slightly larger size of the exchange is understandable, given the significant appreciation in our stock price in the past quarter. We did not receive sufficient interest from exchanging member owners to facilitate a company-directed underwritten offering of the shares on their behalf. Our next quarterly exchange occurs on January 31.

Regarding our ongoing $250 million Class A share repurchase program, during the first quarter, we repurchased approximately 330,000 shares for $12.3 million, given our significant stock price appreciation during the period. The timing of future purchases under this authorization will be determined based on market conditions and share price.

With that, let me turn the call back over to Susan.

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Fiscal 2019 First Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Thanks, Craig. Let me just close out our prepared remarks by reiterating just 2 key points. First, with about 1.5 quarters behind us, we believe we are on track to achieve our full year expectations that we’ve shared with you today. And second, we believe we remain uniquely well positioned in this rapidly evolving healthcare industry. We are committed long term to building and acquiring the assets required to continue delivering unique solutions and lasting value to our members. And in doing this, we are constantly striving to deliver compelling long-term value for our stockholders.

Thanks for your time today. Operator, could you please open the call for questions?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Steve Valiquette of Barclays.

Chun-Wai Yong - Barclays Bank PLC, Research Division - Research Analyst

This is actually Jonathan Yong on for Steve. I just had a question on the Stanson Health acquisition. Could you give us some flavor on kind of how that deal came about? And is this is a solution set that your customers were looking for? And kind of how it really — how has it differentiated itself from say other competitive offerings that are similar to it in nature?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. So we are very excited about Stanson Health. We had been looking, and it was on our list of capabilities that we were interested in because the biggest challenge that providers have and clinicians have is getting the analytics and the clinical content into the workflow while they’re taking care of patients and allowing them to make different decisions based on that information being in their hands in real time. So we’ve been looking for this for a while. There are very few companies that have this capability. And we found Stanson and had a very deep discussion with them about how we would integrate the content they’ve already put into Stanson with our data and analytics. And so we then went into an exclusivity period with them and we were able to negotiate through an arrangement. We would expect it to close soon, and we’re very excited about the capabilities that it brings. I’ve got Leigh Anderson here in the room and Mike, and they can give you a few more details on the differentiation.

Michael J. Alkire - Premier, Inc. – COO

This is Mike, just real quickly. So this was one of these acquisitions that we found in partnership with our membership. So a couple of our large healthcare systems were actually using this technology to take the insights that they were getting out of their enterprise analytics system and to embed it into their workflow. So we’ve been quite aware of this organization for the last number of months. And the executive who is the CEO actually comes from Zynx, which, as you are well aware, is an organization that did a lot with clinical protocols and driving clinical protocol standardization, which we think is very, very critical as our healthcare systems are trying to standardize care and drive cost out of the way that they’re providing care to their patients.

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Fiscal 2019 First Quarter Conference Call Transcript

Leigh Anderson - Premier, Inc. - President of Performance Services

And Mike, I would just add, Dr. Scott Weingarten comes out of Cedars as well as a Professor of Medicine. He has been the former CEO of Zynx and now is CEO of Stanson. The key differentiation for Stanson relative to their competitors we feel is this real-time integration piece at the point of care. So we feel like that, coupled with our ability to curate content, there’s a significant amount of intelligence that’s being presented to the physician. Our ability to filter through that in real time when the patient is in front of the physician, we feel is a key differentiator. As well as we feel like that capability, coupled with our data assets around appropriateness of care, will help differentiate how that tool is used by our members.

Chun-Wai Yong - Barclays Bank PLC, Research Division - Research Analyst

Okay. Great. And then just on the product side. I’m thinking about some of the — one of the consortiums that was set out recently Civica Rx. How are you guys thinking about that consortium and kind of what it means to your business? And is there theoretically anything that you can bring to that consortium?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So from our perspective, we’ve had a generics program designed to help alleviate drug shortages for several years now. We have our own capability. We’ve already sort of solved that issue for 60 of the 250 drugs on shortage. We are aggregating our volume, committing our volume and potentially, helping suppliers get to additional production capability. And so we have an existing entity. We have existing initiatives. And so our members don’t need to participate in an initiative like that because we have those capabilities. Having said that, I do think that starting a generic company from scratch, manufacturing company, will be very difficult. And we’d be happy to leverage some of the capabilities we have to that organization or other organizations that are trying to solve the drug-shortage problem.

Operator

And our next question comes from the line of Eric Percher of Nephron Research.

Dolph B. Warburton - Nephron Research LLC - Research Analyst

This is Dolph on for Eric. First question, on the net administrative revenues fees — or net administrative fees. It seems that absent or ex fee revenue recognition standard that they were down 2.8%. I believe that was against a pretty easier compare from last year. And I just want to know if there’s any color — more color you can provide on growth in the quarter for those revenues.

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure. This is Craig, I’ll be happy to address that. I think as I discussed on our last quarter conference call in response to a specific question about the strong fourth quarter performance, given the conversion in our revenue recognition, we were very focused on cash collections at the end of the fourth quarter. And so we did have incremental cash collections that came in in the fourth quarter of 2018 that benefited that quarter by 3 to 4 points of growth. And so that came out of the first quarter in terms of cash basis, which again we’re no longer under a cash basis method of reporting. On top of that, given that we’re now under the accrual method, while we are always focused on routine cash collections, the specific timing of getting cash by the end of the quarter is not as relevant. We did have a few million dollars of cash that did not come in by September 30, which caused that not to be reflected in the quarter. If you were to normalize for the timing of cash receipts due to those 2 factors, we would have had low to mid-single-digit growth in the quarter on a cash basis if it was normalized for the timing of cash receipts.

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Fiscal 2019 First Quarter Conference Call Transcript

Dolph B. Warburton - Nephron Research LLC - Research Analyst

Okay. Great. And just a quick follow-up and kind of housekeeping. Would it be possible to get the Performance Services revenue and EBITDA on a prior, a pre-Topic 606 basis at some point?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

That should be included in the supplemental tables of the press release and in the Form 10-Q.

Operator

Our next question is from the line of Lisa Gill of JPMorgan.

Anne Elizabeth Samuel - JP Morgan Chase & Co, Research Division – Analyst

It’s Annie Samuel on for Lisa. We expect a couple of actions out of CMS around value-based care. We’re just wondering, what do you see as the time line there in terms of catalyzing growth in the industry. And then which actions by CMS do you think will be the most impactful?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So we do think that the regulatory actions coming out of CMS will be impactful, and they’re coming faster and more completely now. So the bundled payment, advance bundled payment initiative has led to growth in our bundled payment collaborative because it has brought new members to that program. The ACO program and the proposed regulations are out now, which really moves healthcare systems much faster to double-sided risk. That will mean they need additional data, infrastructure capabilities, analytic capabilities and care-delivery standardization to really achieve results in a double-sided risk program. So those are the 2 biggest. And they’ve just recently announced and we are providing comments as are others, this new Part B outpatient drug pricing initiative, which is designed to create more competitive friction in the pricing of drugs and will represent potentially an opportunity for us to play directly with CMS longer term in the help that we do in aggregating and negotiating pricing for pharma. So we’re encouraged that there are a lot of proposed regulations out now that move forward value-based care, that move forward some changes in competitive friction for pharma. And we think we have a role to play in all of those places.

Michael J. Alkire - Premier, Inc. – COO

And Susan, if I could add, we do think we are very, very well positioned because as these regulations get rolled out, there’s going to be more pressure on our healthcare systems to drive higher levels of performance, both clinically and from a cost standpoint, as well as they’re thinking through building out their partnerships with their physicians and partners. And again, we believe we’ve got some great capabilities to help them with working with those physician partners to drive higher levels of quality at lower cost.

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Fiscal 2019 First Quarter Conference Call Transcript

Operator

Our next question comes from the line of Jamie Stockton of Wells Fargo.

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

Let’s see, maybe a quick one for Craig. The roughly $200 million asset that you guys threw, I think it’s a contract asset on the balance sheet, because of 606, it seemed like kind of an equal amount got thrown down into shareholders’ equity. Should we just think about that as pulling some profitability from future periods related to license revenue and going ahead and putting it on the balance sheet? And maybe that contract asset is kind of a receivable? Can you just help us understand that?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure, Jamie. So the contract asset actually comprises 2 components. So with the conversion of net administrative fees revenue from a cash to accrual method, a large chunk of that contract asset is actually the recording at the adoption day, July 1, of the estimated administrative fee revenues based on purchases made by healthcare providers up to and through June 30 that we had not yet collected cash for. So that’s just recording that. And then the other piece of the contract asset is for Performance Services-related revenues where we have provided services but have not actually billed or invoiced the customer for those services yet for the contract term, but we actually booked that as of June 30.

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

Is there a way — the $200 million number just — it seemed like a relatively big number. Is there a way for us to think about the duration of that asset when, I guess, you’re sticking it all in current assets? So I don’t know if we should interpret that as you expecting to collect on that over the next year. Just the $200 million just seemed like a big number, so I’m trying to wrap my mind around, I guess, maybe the length of time that it really impacts.

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes. I think the easiest way to think about it because the majority of it is net administrative fee revenue-based, so now that we are on an accrual basis, so we’re actually estimating at the time that the healthcare provider is making the purchase, and we won’t actually receive that cash for 30, 60, 90 days subsequent to that. It is effectively, not exactly, but to be viewed as a whole portion of the quarterly revenue in that particular quarter that you’re going to get the cash for in the next quarter. So it is virtually all current, Jamie, because it’s just booking that revenue at the time that the providers are making the purchase off our GPO contract, and then the cash flow is going to come over the next 30 to 60, 90 days. On the Performance Services side, in general, it does depend on the timing of the invoicing. But that’s also going to be current because it’s going to be services we’re providing today. And so if you think about as we’re implementing a technology subscription or as we’re doing a consulting-type arrangement, we’re providing services, but we may not have actually just billed for that piece yet. But that billing is going to happen in a current basis beyond when that contract asset is being booked.

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Fiscal 2019 First Quarter Conference Call Transcript

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

Okay. And then maybe just one other question on what Susan talked about with the high-value provider network. I think maybe you guys said that you had 1 large employer that you were kind of talking to and 40 health systems that might disproportionately start to direct care to. How should we think about that materializing on the income statement? Is this going to be something where the health systems maybe pay some sort of collaborative-type fee to be a part of the model and the employer just directs care and kind of gets a free ride from a fee standpoint? Just any color around that would be great.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. So we talked about the 40 health systems. That’s really the design group. This is anticipated to potentially be a national initiative where we will bring other health systems to it. The logic here is that they want to really drive cost and quality improvement at the individual provider level with a third party who has trusted relationships with providers and the metrics to drive it, which means there could be a collaborative revenue fee. They will likely require the use of certain technologies for metrics. And we also think there could be consulting wraparound opportunities based on the performance of the network. We’re in the middle of that business model development, and this is very early stages, Jamie, in terms of the design. But we think this is an indication that employers want to go direct to provider delivery systems and that we can be that support infrastructure for those initiatives. So it’s very, very early stage, but it could have a couple of different components to the revenue model.

Operator

Our next question comes from the line of Ross Muken of Evercore ISI.

Kim Yoon - Evercore ISI Institutional Equities, Research Division - Associate

It’s Suzie Yoon on for Ross. I appreciate the additional clarity around the impact of the new standard, I found that really helpful as well. So I’ll ask one on your thoughts on the M&A landscape. I think Stanson truly seems like a unique asset. And it’s nice to see a deal as we haven’t seen one in some time. What sort of areas do you think are a good focus for you as you continue to expand your services? And how are you thinking about multiples in the marketplace? Any updated thoughts would be helpful. And then a quick follow-up, are you able to provide the legacy year-over-year net admin fee growth on a 605 basis?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So I’ll start with the M&A question, and then Craig can answer the admin fee question. From an M&A perspective, we still are very interested in capabilities on both sides of our business. In the end-to-end supply chain strategy space, we continue to look for additional front-end e-commerce, machine learning, blockchain kinds of capabilities, value analysis, service lines, specific improvement capabilities, purchase services area. And so we have several capabilities we’re interested in there. On the Performance Services side, we just talked about Stanson, which got us some of our clinical decision support capabilities, but we continue to be interested in additional claims data capabilities, revenue analytics, precision medicine capabilities, the whole physician network, asset utilization network, leakage, Medicare Advantage. We have lots of data, as you know, and technologies in labor, supply chain, clinical, decision support, physician productivity. We just want to continue to round out the other additional sources of data and content that healthcare systems need to be able to assume risk. So those would be the broad categories. Craig, do you want to take the net admin fee question?

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Fiscal 2019 First Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure. I think, as asked on a previous question, on an actual cash basis, which again is not the way that we’re recognizing revenue anymore, but we would have seen a decline year-over-year in the first quarter. However, as I described, if you normalize from the timing of variability of cash receipts, we had higher cash receipts in the fourth quarter of 2018, which pulled revenue that otherwise would have normally been in the first quarter, and then we had cash that did not come in at the end of the first quarter that normally would have then gone into the second quarter. Under our old method, we would’ve grown legacy at a low- to mid-single-digit rate. We actually believe that one of the benefits of the new revenue recognition standard is this periodic variability shouldn’t exist on a go-forward basis, and we should have much more normalized growth as it’s tied to when healthcare providers are making the purchases as opposed to being specifically dictated by when a particular supplier may or may not make the cash payment to us.

Operator

Our next question comes from the line of Sean Dodge of Jefferies.

Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

Maybe going back to Stanson for a moment. If we think about how you envision using that or how it fits in with your other solutions — I think you touched on it a bit, but I just want to make sure I’m clear. It sounds like it’s not only another tool you can sell to clients that will help improve outcomes, but it also has maybe the potential to make some of the other Premier solutions and data assets much more valuable by giving you a vehicle to better integrate, I guess, the aspects of those into the physician workflow. Am I following correctly?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. That is precisely it. So if you’re a clinician in a healthcare system and you have Stanson Health, you could buy it standalone. But more valuable would be you have Stanson Health integrated with your EHR and Premier’s supply chain data and our clinical and section surveillance data and our clinical resource utilization data, along with all the evidence that comes out every day that physicians are trying to keep up with. So if you have content and you have financial and you have clinical data in the hands, in the workflow, in the hands of the healthcare provider, they can make a decision about are they using the right drug on formulary. They can make a decision about should they do that imaging test and is it compliant to the evidence. They could make a decision about whether a particular payer will pay for the treatment being provided. And so we think it makes all of our data and technologies more relevant long term and connected in, especially in a value-based care or a risk-assuming environment.

Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

Okay. Great. That’s helpful. And then maybe one on the net admin fees. When you talk about the growth in the quarter that are being driven by further contract penetration within existing members, can you give us a sense of how much of that is coming from pushing into their alternate sites versus, I guess, penetration on more of a same-store basis? And then as far as where we stand on the alternate sites, can you update us on what proportion of the total net admin fees the alternate sites contribute?

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Fiscal 2019 First Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure. This is Craig. So from a breakout of acute and nonacute, generally speaking, somewhere in the range of 25% to 30% of our net administrative fee revenue comes from nonacute-related facilities. In terms of the growth, what I would say is it is contract penetration primarily across their existing footprint, which does include both acute and nonacute facilities. As we’ve always said and when we look at patient utilization trends, we do continue to see more growth in the outpatient and nonacute settings. So by its very nature, a little bit more of the growth is coming from penetration and use in the nonacute sites.

Operator

Our next question comes from the line of Sean Wieland of Piper Jaffray.

Sean William Wieland - Piper Jaffray Companies, Research Division - MD & Senior Research Analyst

So I just want to try to piece a couple of things together on your thoughts on this and a follow-up question on the CMS’ proposal around Medicare Part B drugs. How are these drugs flowing through your model right now, whether it’s through net admin fees or through the specialty pharmacy? And how would these changes affect your business?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. We don’t expect a big effect to our business. We see more of an opportunity here, Sean. So the Part B drugs are purchased in the physician practices. And they are flowing through the revenue streams and the cost streams of those physician practices. I think the opportunity here for us is if CMS really does move that to a private sector vendor who is buying those drugs and negotiating and creating competitive friction that we could have a role to play in that. And so I don’t think we see a huge effect on our existing business, but we see it as an opportunity in the future.

Sean William Wieland - Piper Jaffray Companies, Research Division - MD & Senior Research Analyst

Okay. So this — is your specialty pharmacy business active - and it should be, I think - in these Part B drugs, yes?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So let me — we have Mike Moloney here who runs our specialty pharmacy business. And so I’ll let him answer some of those specific questions.

Michael Moloney - Premier, Inc. - Group VP of Integrated Pharmacy

Yes. So our specialty pharmacy has historically focused on a lot of the prescription drug benefits. So we have a very small portion of our business is on the medical benefit, and even a smaller portion of that is actually paid by Medicare. We see very little impact to the specialty pharmacy revenue stream moving forward.

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Fiscal 2019 First Quarter Conference Call Transcript

Operator

Our next question comes from the line of Mike Ott of Oppenheimer.

Michael Joseph Ott - Oppenheimer & Co. Inc., Research Division - Associate

As we near the final version, I’m curious to hear your members’ thoughts on the CMS ACO double-sided risk proposal from August. Specifically, are many seeking more time in one-sided risk?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So as you know, we have a big advocacy group as well. And so we’ve been advocating for extending the time and also for maintaining the level of percentage of shared savings. Our sense from our discussions with CMS is that they want to continue to accelerate the time line to double-sided risk. And so I think from our members’ perspective, they know this is coming. They know CMS wants a more global payment model all the way around. And so I think it’s moving them to think they need more infrastructure, more data and more analytics capability to change the way care is being delivered. And all of us are sensing that this train is moving and not desiring to slowdown from a CMS regulatory perspective.

Michael Joseph Ott - Oppenheimer & Co. Inc., Research Division - Associate

And maybe on a related note, how is interest in MIPS and MACRA? As we head into 2019 and metrics and exemptions are tweaked, is the carrot do you think sufficient with the bonuses to cause member behavior change?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

I think that clearly, CMS wants to move the physicians to alternative payment models as well, and they’re going to need infrastructure. That’s why we’ve made significant investments over the last several years in the ambulatory data and technology and consulting sides of our business. I think that the regulator, HHS, wants to continue to reduce the number of metrics being measured to take some of the burden off, but the basic program is intact. And I think they will have a lot of effort directed towards trying to move those physicians to alternative payment models as well.

Operator

Our next question comes from the line of Stephanie Demko of Citi.

Stephanie July Demko - Citigroup Inc, Research Division - VP & Senior Analyst

Just understanding you’ve already touched on it a bit, but given the breadth of clinical decisions for its solutions, could you dive down a bit more into differentiators of Stanson solutions, kind of compared to what we’ve already seen at the EHRs? For example, are the EHR, CDS naturally real time? Or does Stanson have a broader set of rules built into its feed or anything like that?

PREMIER, INC.

Fiscal 2019 First Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. Leigh, you want to take that?

Leigh Anderson - Premier, Inc. - President of Performance Services

Yes. I think the key differentiator for us is kind of an outside-in approach. From our perspective, being able to acquire third-party, evidence-based rules, our ability to be able to put that capability on a rules-based engine that’s powered by natural language processing and other artificial intelligence capabilities allow us to augment capabilities that might be in an EHR. So the differentiation for us really is a holistic clinical surveillance, right? We have existing capabilities that are in ancillary departments. And our ability is just to take those solutions, aggregate them together, put our clinicians in front of that capability, make sure that the alerting is refined because we feel like existing capabilities in CDS have a tendency to cause physician burnout. So what we’re working on with those capabilities is to make sure that the analytics behind the alerting drives the efficacy of the alerts. So we have an engagement process that not only puts the alert in front of the physician at the appropriate time, but actually is a closed-loop CDS. It actually brings that physician reports on whether those alerts are making significant changes in care. So we feel like if you think about it from an outside-in perspective, the ability to aggregate our information, combine our unique information and be able to augment existing solutions that might be contributing to physician burnout and wrap that solution in a closed loop so that we can put analytics in front of the providers that are showing how effective that solution is, in the end, what you do is you get a closed-loop solution that allows you to continuously improve the horizon of clinical decision support over time. I feel like that is the differentiator.

Michael J. Alkire - Premier, Inc. - COO

And this is Mike, just real quickly. And this has been a path that we’ve been on now for a number of years. So we’ve always had those really deep data sets much different than what an EHR has. We’ve spent a lot of time over the last couple of years bringing all those data and insights together to provide opportunities to help drive improvements for our healthcare physicians and other clinicians. And what we’re now able to do is to take all those insights that our data is showing, which is very, very unique to our data analytics. And then put measures out there for the clinicians who are providing care to the patients within those workflows. So we think we’re — to Leigh’s point and he used the term top-down. This really does come from our ability to pull all this information together and get into those deep clinical insights and then embed that into the workflow.

Stephanie July Demko - Citigroup Inc, Research Division - VP & Senior Analyst

Understood. It’s more of a data-monetization approach just given what you guys have.

Michael J. Alkire - Premier, Inc. - COO

Exactly.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

It is. We think the EHR companies don’t necessarily want to be in the content business, and they also don’t have the depth and breadth of the comparative analytics. And if you think about our national footprint, if we get penetration and when we get penetration of Stanson across health systems across the

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Fiscal 2019 First Quarter Conference Call Transcript

country, we’re going to have really valuable insights about when does the physician click on and change their care delivery and when do they ignore it or don’t think it’s appropriate, and that just allows us to continue to evolve.

Stephanie July Demko - Citigroup Inc, Research Division - VP & Senior Analyst

I hear that. Now one follow-up as I do have Leigh on the line, given that you do have these vast data stores and Stanson’s kind of an example of how you’re monetizing it, could you talk to any further data-monetization opportunities that you’ve looked at beyond what you have today?

Leigh Anderson - Premier, Inc. - President of Performance Services

Yes. I would say the 2 that we speak about, I’ll just add some color around those. In a lot of cases, when we think about data monetization, we think about it in the context of our members. So if we’re thinking about putting together datasets for sale, our goal is to always make sure that we’re improving the quality of care at our members. So the goal — our first goal that you’ve heard about it in the past and we’ve mentioned on this call today was our applied sciences business. That really is about taking the data and making sure that the quality improvement initiatives that we hear in the market are being aligned with our datasets so that different therapies can come together in a way that allow us to leverage that dataset as effectively as possible. The interesting thing with Stanson, right, is that we’ll have another opportunity to bring that dataset together for a physician. And you could think about several different use cases that might be very interesting for a physician to understand, for example, like a clinical trial, right? So you could think about maybe ways to go through that process that could potentially give other growth opportunities to Premier. The second area around data monetization is really the e-commerce model that we’re thinking about, right? There is significant opportunities to get formulary management in place, and that data would allow us to effectively help our providers manage their expenses better by bringing together the appropriate items for purchase. So I think that those are the supply expense model and the applied sciences model and how that grows over time are probably the 2 near-neighbor solutions we have around monetizing data.

Michael J. Alkire - Premier, Inc. - COO

If I could, this is Mike, I’ll add one more. Susan mentioned the high-value network in her remarks. And the other opportunity, we think, to sort of monetize this data is if you think about building out a high-value network, helping employers go direct to providers, we think that our data could be monetized in very unique and novel ways to help drive high levels of performance by healthcare systems and clinicians to ensure this notion of this high-value network or to create those high-value network.

Operator

And that does conclude our question-and-answer session for today. I’d like to turn this conference back over to Ms. Susan DeVore.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Thank you all for joining us today, and we look forward to seeing and speaking with many of you over the next few months. Thanks so much.

PREMIER, INC.

Fiscal 2019 First Quarter Conference Call Transcript

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program. You may now disconnect. Everyone, have a great day.